UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2015

CABELA’S INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	1-32227	20-0486586
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Cabela Drive, Sidney, Nebraska	69160
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (308) 254-5505

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2015, the Board of Directors (the “Board”) of Cabela’s Incorporated (the “Company”) appointed Peter S. Swinburn to serve as a member of the Board. On August 10, 2015, the Board also appointed Mr. Swinburn to serve as a member of the Board’s Audit Committee and Compensation Committee. Following Mr. Swinburn’s appointment to these committees, the committee assignments for the Board’s three standing committees are as follows:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Theodore M. Armstrong	Chair		X
John H. Edmondson	X	X	X
Michael R. McCarthy		Chair	X
Donna M. Milrod	X	X
Beth M. Pritchard		X	X
Peter S. Swinburn	X	X
James F. Wright	X		Chair

Pursuant to policy adopted by the Board under the terms of the Company’s 2013 Stock Plan, Mr. Swinburn was automatically granted an option to purchase 3,509 shares of the Company’s common stock and 1,398 restricted stock units on the date of his appointment to the Board. The exercise price per share of common stock purchasable under the option is the closing price of the Company’s common stock on the date of grant, and the option and restricted stock units both vest on the first anniversary of the grant date. Mr. Swinburn also will participate in the standard non-employee director compensation arrangements described in the Company’s proxy statement for its 2015 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission on April 21, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABELA'S INCORPORATED

Dated:	August 13, 2015	By:	/s/ Ralph W. Castner
Ralph W. Castner
Executive Vice President and Chief Financial Officer